Media Contact: William H. Galligan, 816-983-1551, william.h.galligan@kcsr.com

Meeting of KCS 4.25% Redeemable Cumulative

Convertible Perpetual Preferred Stockholders Adjourned Indefinitely

Kansas City, Missouri, March 30, 2006 – Kansas City Southern (the “Company”) (NYSE: KSU) held a special meeting of stockholders (the “Preferred Stockholders”) of its 4.25% Redeemable Cumulative Convertible Perpetual Preferred Stock, Series C (“Series C Preferred Stock”) in Kansas City, Missouri today at 10:00 a.m.. The meeting was called to allow the Preferred Stockholders to vote on a proposed amendment to the Certificate of Designations of the Series C Preferred Stock. The proposed amendment would permit the Company to pay dividends to the Preferred Stockholders in cash, shares of common stock of the Company, or in any combination of cash and shares of common stock of the Company.

As a quorum was not present, the Series C Preferred Stock represented at the meeting voted to adjourn the meeting indefinitely. The Company will notify all Preferred Stockholders of record as of March 17, 2006, should a time and date be set for reconvening the meeting.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.